Exhibit 10.27

EXECUTION VERSION

AMENDED AND RESTATED

INTERCREDITOR AGREEMENT

Dated as of December 31, 2008

by and between

BANK OF AMERICA, NATIONAL ASSOCIATION,

(Note A Holder)

and

CBRE REALTY FINANCE CDO 2007-1, LTD,

(Note B Holder)

THIS AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated as of December 31, 2008 (this “Agreement”), by and between BANK OF AMERICA, NATIONAL ASSOCIATION (also known as Bank of America, N.A.), a national banking association (“Initial Note A Holder”), and CBRE REALTY FINANCE CDO 2007-1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Note B Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Deed of Trust, Security Agreement and Fixture Filing, dated as of March 30, 2007 (as modified or amended from time to time, the “Deed of Trust”), among 4370 La Jolla Village LLC, a Delaware limited liability company (“Borrower”), as grantor, PRLAP, Inc., a North Carolina corporation, as trustee, and Mortgage Electronic Registration Systems, Inc., a Delaware corporation, Note A Holder originated a mortgage loan (the “Mortgage Loan”) in the original principal amount of $104,800,000 to Borrower;

WHEREAS, the Mortgage Loan is evidenced by (i) that certain Amended and Restated Promissory Note A Secured by Deed of Trust, dated as of March 30, 2007, in the original principal amount of $94,500,000 (“Note A”), and (ii) that certain Amended and Restated Promissory Note B Secured by Deed of Trust, dated as of March 30, 2007, in the original principal amount of $10,300,000 (“Note B” and collectively with Note A, the “Notes”), all as more particularly described on the Mortgage Loan Schedule;

WHEREAS, the Mortgage Loan is secured by one or more parcels of real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”);

WHEREAS, pursuant to that certain Assignment and Assumption, dated as of July 3, 2007, among Bank of America, National Association (“Initial Note B Holder”), a national banking association, and CBRE Realty Finance Holdings IV, LLC, a Delaware limited liability company (“CBRE RFH”), Initial Note B Holder sold, transferred and assigned to CBRE RFH all of Initial Note B Holder’s right, title and interest in and to Note B and CBRE RFH agreed to acquire and assume such right, title and interest in and to Note B. Pursuant to that certain Allonge to Amended and Restated Promissory Note B Secured by Deed of Trust and that certain Omnibus Assignment, each dated September 28, 2007, CBRE RFH transferred and assigned its interest in and to Note B to, and said interest was acquired and assumed by Note B Holder;

WHEREAS, the servicing of the Mortgage Loan will be governed by this Agreement prior to the Note A Sale (as hereinafter defined) and by the Servicing Agreement (as hereinafter defined) after the Note A Sale; and

WHEREAS, the Initial Note A Holder and the Note B Holder desire to enter into this Agreement to amend and restate that certain Intercreditor Agreement, dated as of July 3, 2007, between Initial Note A Holder and Initial Note B Holder so as to revise the terms under which they, and their successors and assigns, shall hold Note A and Note B, respectively.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Definitions; Conflicts.    References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below. Any capitalized term used herein without definition shall have the meaning in the Servicing Agreement.

“Advance Interest” shall mean any amount of interest calculated at the “Advance Rate” as such term is identified in the Servicing Agreement.

“Advances” shall mean any liabilities, costs, fees or expenses (including, without limitation, legal fees and special servicing fees), or any protective or other property advances made by or incurred by any Holder or the Servicer on behalf of the Borrower or other servicing and/or property advances and interest on all such advances made in connection with the Mortgage Loan.

“Affiliate” shall have the meaning assigned such term in the Servicing Agreement.

“Agreement” shall mean this Intercreditor Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal Reduction Amount” shall have the meaning assigned such term in the Servicing Agreement.

“Appraisal Trigger Event” shall have the meaning assigned such term in the Servicing Agreement.

“Approved Letter of Credit” shall mean an unconditional and irrevocable standby letter of credit payable on sight demand at a domestic location reasonably acceptable to the Servicer with the Note A Holder as beneficiary, issued by a domestic bank or other domestic financial institution the long-term unsecured debt obligations of which are rated at least “AA-” (or its equivalent) by the Rating Agencies.

“Borrower” shall mean the borrower or borrowers under the Mortgage Loan.

“Borrower Related Party” shall have the meaning assigned to such term in Section 19.

“Business Day” shall have the meaning assigned such term in the Servicing Agreement.

“CBRE RFH” shall have the meaning assigned to such term in the recitals to this Agreement.

“CDO” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender”.

“CDO Asset Manager” shall mean with respect to any CDO Vehicle that is a CDO, the entity that is responsible for managing or administering the underlying assets of such CDO Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of Note B).

“CDO Vehicle” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender”.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conduit” shall have the meaning assigned to such term in Section 18(d).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 18(d).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 18(d).

“Control Appraisal Period” shall exist with respect to the Mortgage Loan, if and for so long as:

(a)    (1) the initial Note B Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to and received on Note B, (y) any Appraisal Reduction Amount and, without duplication (z) any losses realized with respect to the Mortgage Loan under the Servicing Agreement then in effect that are allocated in accordance with Section 6(e) below to Note B, plus (3) the amount of any Reserve Collateral posted by the Note B Holder, is less than

(b)    25% of the excess of (1) the initial Note B Principal Balance over (2) any payments of principal (whether as principal prepayments or otherwise) allocated to and received on Note B.

“Controlling Holder” shall mean the Note B Holder unless and until a Control Appraisal Period has occurred, and thereafter the Note A Operating Advisor; provided, however, that if and so long as at any time the Note B Holder is the Borrower or any Borrower Related Party, the Controlling Holder shall be the Note A Operating Advisor.

“Cure Option Notice” shall have the meaning assigned to such term in Section 10(a).

“Cure Period” shall mean a Monetary Default Cure Period or a Non-Monetary Default Cure Period, as the context may require.

“Decisions” shall have the meaning assigned to such term in Section 6.

“Deed of Trust” shall have the meaning assigned to such term in the recitals.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum (without duplication) of: (a) the Note A Principal Balance as of the date of purchase (which, for the avoidance of doubt, it is noted will have been reduced to the extent that cure payments made by the Note B Holder consisted of principal payments made on behalf of the Borrower that were applied in reduction of the principal amount of the Note A Principal Balance), (b) accrued and unpaid interest thereon at the Note A Interest Rate, up to but excluding (provided payment is made in good funds by 11:00 a.m. New York local time) the date of purchase, (c) any other amounts (excluding Prepayment Premiums) due under the Mortgage Loan that are allocable to the Note A Holder, (d) any unreimbursed Advances owed to Note A Holder or the Servicer or any other party to the Servicing Agreement and any expenses incurred by Note A Holder or the Servicer or any other party to the Servicing Agreement in enforcing the Mortgage Loan Documents (including, without limitation, fees and expenses payable or reimbursable to any Servicer, including, without limitation, special servicing fees, liquidation fees, and workout fees); provided, however, that no liquidation fee or workout fee shall be payable if the purchase occurs or the purchase right is exercised not later than 90 days from the date that the purchase option provided to the Note B Holder pursuant to this Agreement became exercisable, (e) any accrued and unpaid Advance Interest and (f) any Recovered Costs not previously reimbursed to the Note A Holder pursuant to this Agreement. If the Mortgage Loan is converted into an REO Loan, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will continue to accrue on the Mortgage Loan as if it were not so converted.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 11.

“Delivered Letter of Credit” shall have the meaning assigned to such term in Section 6(e).

“Draw Amount” shall have the meaning assigned to such term in Section 6(e).

“Event of Default” shall, except as set forth in Section 10(a), mean an “Event of Default” as defined in the Deed of Trust.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.

“Final Recovery Determination” shall have the meaning assigned to such term in the Servicing Agreement.

“Fitch” shall mean Fitch, Inc., and its successors in interest.

“Grace Period” shall have the meaning assigned to such term in Section 10(a).

“Holders” shall mean collectively the Note A Holder and the Note B Holder.

“Initial Note A Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note B Holder” shall have the meaning assigned to such term in the recitals to this Agreement.

“Interest Rate” shall mean the Note A Interest Rate or the Note B Interest Rate, as applicable.

“Intervening Trust Vehicle” shall mean with respect to any CDO Vehicle that is a CDO, a trust vehicle or entity which holds Note B as collateral securing (in whole or in part) any obligation or security held by such CDO Vehicle as collateral for the CDO.

“Monetary Default” shall have the meaning assigned to such term in Section 10(a).

“Monetary Default Cure Period” shall have the meaning assigned to such term in Section 10(a).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Documents” shall mean Note A, Note B, the Deed of Trust and all other documents evidencing or securing the Mortgage Loan.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the sum of the Note A Principal Balance and the Note B Principal Balance.

“Mortgage Loan Schedule” shall mean the schedule attached hereto as Exhibit A.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with an agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Note A Holder to make such payments free of any obligation or liability for withholding.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 10(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 10(d).

“Note” shall mean either Note A or Note B, as applicable.

“Note A” shall have the meaning assigned to such term in the recitals.

“Note A Default Interest Rate” shall mean a rate per annum equal to the Note A Interest Rate plus the Note Default Interest Spread.

“Note A Holder” shall mean the Initial Note A Holder or any subsequent holder of Note A.

“Note A Interest Rate” shall mean a rate per annum equal to 5.602510052910050%.

“Note A Operating Advisor” shall have the meaning assigned to such term in Section 18(f).

“Note A Percentage Interest” shall mean, as of any date, the ratio of the Note A Principal Balance to the Mortgage Loan Principal Balance.

“Note A Principal Balance” shall mean, at any time of determination, the initial Note A Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal applied to Note A pursuant to Sections 3 or 4, (ii) any cure payments applied to the principal balance of Note A pursuant to Section 10, and (iii) any reduction in the principal balance of Note A pursuant to Section 5.

“Note A Sale” shall mean the sale by the Initial Note A Holder of the totality of, or participation interests in, Note A.

“Note A Sale Date” shall mean the date that that the Note A Sale is consummated, for which transaction the Note B Holder (or the Operating Advisor, as applicable) shall receive contemporaneous written notice and which notice shall include the contact information for the holder(s) of interests in Note A and the designation of the Note A Operating Advisor.

“Note B” shall have the meaning assigned to such term in the recitals.

“Note B Default Interest Rate” shall mean a rate per annum equal to the Note B Interest Rate plus the Note Default Interest Spread.

“Note B Holder” shall mean CBRE Realty Finance CDO 2007-1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, or any subsequent holder of Note B.

“Note B Holder Purchase Notice” shall have the meaning assigned to such term in Section 11.

“Note B Interest Rate” shall mean a rate per annum equal to 7.50%.

“Note B Percentage Interest” shall mean, as of any date, the ratio of the Note B Principal Balance to the Mortgage Loan Principal Balance.

“Note B Principal Balance” shall mean at any time of determination, the initial Note B Principal Balance as set forth in the Mortgage Loan Schedule, less (i) any payments of principal applied to Note B pursuant to Sections 3 or 4, and (ii) any reduction in the principal balance of Note B pursuant to Section 5.

“Note B Servicing Fee” shall have the meaning assigned to such term in Section 9(c).

“Note Default Interest Spread” shall mean a rate per annum equal to the lesser of (i) the difference between (A) the maximum interest rate permitted by applicable law and (B) the applicable Interest Rate, and (ii) 3.0%.

“Note Pledgee” shall have the meaning assigned to such term in Section 18(c).

“Payment Date” shall mean the Payment Date set forth in Note A and Note B.

“Percentage Interest” shall mean, with respect to the Note A Holder, the Note A Percentage Interest, and with respect to the Note B Holder, the Note B Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 18(c).

“Prepayment Premium” shall mean any prepayment premium, yield maintenance premium, spread maintenance premium, or similar fee required to be paid in connection with a voluntary or involuntary prepayment of the Mortgage Loan.

“Principal Balance” shall mean either the Note A Principal Balance or the Note B Principal Balance, as applicable.

“Qualified Institutional Lender” shall mean with respect to Note A or Note B, a Person (other than Borrower or any Borrower Related Party) that is:

(a)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan; provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;

(b)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;

(c)    an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements;

(d)    any entity Controlled by any of the entities described in clauses (a), (b) or (c) above;

(e)    a Qualified Trustee (or a single purpose bankruptcy remote entity that contemporaneously pledges its interest in Note B to a Qualified Trustee) in connection with the creation of collateralized debt obligations (“CDO”) secured by Note B (a “CDO Vehicle”); provided that either: (1) one or more classes of securities issued by such CDO Vehicle is initially rated at least investment grade by each of the Rating Agencies or (2) in the case of a CDO Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (a), (b), (c) or (d) of this definition;

(f)    [Intentionally Omitted]; or

(g)    an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders under clauses (a), (b), (c) or (d) of this definition.

For purposes of this definition, satisfaction of the “Eligibility Requirements” shall mean (x) such entity has at least $250,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan or owning or operating commercial real estate properties.

For purposes of this definition only, “Control” shall mean the ownership, directly or indirectly, in the aggregate of more than 50% of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer (i) rated at least “CSS3” (or equivalent successor rating), in the case of a special servicer, or at least “CMS3” (or equivalent successor rating), in the case of a master servicer, by Fitch or any successor to Fitch, and (ii) listed on S&P’s Select Servicer List as a U.S.

Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean Fitch, Moody’s and S&P or, if any of such entities shall for any reason no longer perform the functions of a securities rating organization, any other nationally recognized statistical rating agency designated by the Note A Operating Advisor.

“Recovered Costs” shall mean any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 18(c).

“REO Loan” shall mean that the title to the Mortgaged Property shall have been acquired on behalf of Note A Holder (and any participant of Note A) and the Note B Holder.

“Reserve Collateral” shall have the meaning assigned to such term in Section 6(e).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

“Sequential Pay Event” shall mean (a) any Event of Default, with respect to an obligation of Borrower to pay money due under the Mortgage Loan, (b) any other Event of Default for which the Mortgage Loan is actually accelerated, (c) any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Loan, or (d) any bankruptcy or insolvency event that constitutes an Event of Default. A Sequential Pay Event shall no longer exist to the extent it has been cured (including any cure payment made by the Note B Holder in accordance with Section 10).

“Servicer” shall mean (a) prior to the Note A Sale Date, the Initial Note A Holder (or its designee), or (b) after the Note A Sale Date, any of the primary servicer, master servicer or the special servicer under the Servicing Agreement, as the context requires.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the Note A Sale Date, among KBS Debt Holdings II X, LLC, as Note A Holder, Note B Holder, and Bank

of America, National Association, as servicer and special servicer. The term “Servicing Agreement” shall also include, as the context may require, any subsequent servicing agreement entered into pursuant to Section 6(a) below.

“Servicing Fee Rate” shall mean the per annum rate (expressed as a percentage of the sum of the Note A Principal Balance and the Note B Principal Balance) at which the fee payable to any Servicer is determined, which rate will be as set forth in the Servicing Agreement; provided that at no time shall such rate (excluding any special servicing fee rate) exceed in the case of Note B, 0.01% per annum.

“Servicing Standard” shall mean the obligation of the Initial Note A Holder, the related master or special Servicer, as applicable, to service and administer the Mortgage Loan solely in the best interest and for the benefit of the Note A Holder and the Note B Holder as a collective whole, exercising the higher of (x) the same care, skill, prudence and diligence with which the Note A Holder (or, in the event that the Note A Holder is not then servicing the Mortgage Loan, the then Servicer of the Mortgage Loan) services and administers similar mortgage loans for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders servicing their own loans and (y) the same care, skill, prudence and diligence which the Note A Holder (or, in the event that the Note A Holder is not then servicing the Mortgage Loan, the then Servicer of the Mortgage Loan) utilizes for mortgage loans which the Note A Holder (or such Servicer) owns, in each case, acting in accordance with applicable law, the terms of this Agreement, the Mortgage Loan Documents and the Mortgage Loan’s insurance policies and with a view to the maximization of timely recovery of principal and interest on a net present value basis on Note A and Note B as a collective whole, but without regards to:

(A)	any relationship that the Note A Holder (or such Servicer) or any Affiliate of the Note A Holder (or such Servicer) may have with the Borrower or any Affiliates of the Borrower;

(B)	the ownership of any interest in the Mortgage Loan or any Affiliate of Note A Holder (or such Servicer);

(C)	the ownership of any junior indebtedness with respect to the Mortgaged Property by the Note A Holder (or such Servicer) or any Affiliate of the Note A Holder (or such Servicer);

(D)	the Note A Holder’s (or such Servicer’s) obligation to make Advances or otherwise incur servicing expenses with respect to the Mortgage Loan;

(E)	Note A Holder’s (or such Servicer’s) right to receive compensation for its services hereunder or with respect to any particular transaction;

(F)	the ownership, or servicing or management for others, by the Note A Holder (or such Servicer) or any sub-servicer, of any other mortgage loans or properties; or

(G)

any repurchase or indemnity obligation on the part of the Note A Holder in its capacity as a mortgage loan seller; provided, however, for so long as the Mortgage Loan is serviced pursuant to the Servicing Agreement, “Servicing Standard” shall have the same meaning as the analogous definition set forth in the Servicing Agreement.

“Special Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Specially Serviced Loan” shall have the meaning assigned such term in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Transfer” shall have the meaning assigned to such term in Section 18(a).

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any state or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U.S. Person).

2.    Ownership of Note B.

The Note B Holder is the owner of Note B. The Note B Holder and the Note A Holder acknowledge and agree that, subject in each case to this Agreement, the Mortgage Loan shall be serviced initially by the Initial Note A Holder (or its designee) prior to the Note A Sale Date. From and after the Note A Sale Date, the Mortgage Loan shall be serviced pursuant to the Servicing Agreement. The Note B Holder hereby irrevocably and unconditionally consents to the appointment of each Servicer under the Servicing Agreement and agrees to reasonably cooperate with such Servicer with respect to the servicing of the Mortgage Loan and Note B. The Note B Holder hereby irrevocably and unconditionally appoints each Servicer as the Note B Holder’s attorneys-in-fact to sign any documents reasonably required with respect to the administration and servicing of Note B on its behalf under the Servicing Agreement (subject at all times to the rights of the Note B Holder set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require the Servicer to enforce the rights of the Note B Holder against the Note A Holder or limit the Servicer in enforcing the rights of the Note A Holder against the Note B Holder; provided, however, this statement shall not be construed to otherwise limit the rights of the Note B Holder as between it and the Note A Holder. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between the terms of the Servicing Agreement and this Agreement, the Servicing Agreement shall control.

3.    Subordination of Note B; Payments Prior to a Sequential Pay Event.    Note B and the right of the Note B Holder to receive payments of interest and principal or any other amounts with respect to Note B shall at all times be junior, subject and subordinate to Note A and the right of the Note A Holder, to receive payments of interest and principal or any other amounts with respect to Note A, in accordance with the terms hereof. If no Sequential Pay Event as determined by the Servicer, shall have occurred and be continuing (or if a Sequential Pay Event has occurred and is continuing, but the Note B Holder is exercising or has notified the A Note Holder its intention to exercise its cure rights in accordance with Section 10 of this Agreement and thereafter actually exercises such rights as and when required hereunder, then prior to the expiration of the cure period), all amounts tendered by the Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the related Mortgaged Property or amounts realized as proceeds thereof whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with the terms of the Mortgage Loan Documents), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents or received as reimbursements on account of recoveries in respect of Advances, which amounts shall be applied in accordance with the Servicing Agreement, and (y) all amounts that are then due, payable or reimbursable to any Servicer pursuant to the Servicing Agreement (which amounts shall be paid to such entities in accordance with the Servicing Agreement), shall be remitted (without duplication) by the Servicer in the following order of priority (and payments shall be made on the date set forth in the Servicing Agreement):

(a)    first, to the Note A Holder in an amount equal to the accrued and unpaid interest on the Note A Principal Balance at the Note A Interest Rate minus the Servicing Fee Rate;

(b)    second, to the Note A Holder in an amount equal to its pro rata (based upon the outstanding Note A Principal Balance and Note B Principal Balance immediately prior to such date of payment) portion of the principal payments received, if any, with respect to the Mortgage Loan plus any portion of the Note A Principal Balance previously written down pursuant to Section 5 that has not been repaid pursuant to this Section 3 or Section 4;

(c)    third, to the Note A Holder up to the amount of any unreimbursed costs and expenses paid by the Note A Holder including any Recovered Costs not reimbursed to the Note A Holder pursuant to this Agreement (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)    fourth, to the Note B Holder, up to the amount of any unreimbursed cure payments paid by the Note B Holder with respect to the Mortgage Loan pursuant to this Agreement;

(e)    fifth, to the Note B Holder, up to an amount equal to the accrued and unpaid interest on the Note B Principal Balance, at the Note B Interest Rate minus the Servicing Fee Rate;

(f)    sixth, to the Note B Holder, in an amount equal to its pro rata (based upon the outstanding Note A Principal Balance and Note B Principal Balance immediately prior to such date of payment) portion of the principal payments received, if any, with respect to the Mortgage Loan plus any portion of the Note B Principal Balance previously written down pursuant to Section 5 that has not been repaid pursuant to this Section 3 or Section 4;

(g)    seventh, any Prepayment Premium, to the extent actually paid by the Borrower, shall be paid to each of the Note A Holder and the Note B Holder, pro rata, (based upon the Note A Principal Balance and the Note B Principal Balance);

(h)    eighth, any default interest in excess of the interest paid in accordance with clauses (a) and (e) of this Section 3 or any late payment charges, to the extent actually paid by the Borrower, shall be paid to the Note A Holder and the Note B Holder, pro rata (based upon the Note A Principal Balance and the Note B Principal Balance immediately prior to such date of payment) to the extent not required to be otherwise applied under the Servicing Agreement; and

(i)    ninth, any remaining amount not required to be returned to the Borrower shall be paid to the Note A Holder and the Note B Holder in accordance with their respective initial Percentage Interests.

4.    Payments Following a Sequential Pay Event.    If a Sequential Pay Event (as determined by the Servicer in the event and to the extent that any subjective determination is required), shall have occurred and be continuing, all amounts tendered by the Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the related Mortgaged Property or amounts realized as proceeds thereof whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with the Mortgage Loan Documents), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents or received as reimbursements on account of recoveries in respect of Advances and (y) all amounts that are then due, payable or reimbursable to any Servicer pursuant to the Servicing Agreement (which amounts shall be paid to such entities in accordance with the Servicing Agreement), shall be remitted (without duplication) by the Servicer in the following order of priority (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)    first, to the Note A Holder in an amount equal to the accrued and unpaid interest on the Note A Principal Balance at the Note A Interest Rate minus the Servicing Fee Rate;

(b)    second, to the Note A Holder in an amount equal to the Note A Principal Balance, until such time as the unpaid principal amount of such Note has been reduced to zero and all accrued and unpaid interest and all other amounts (other than default interest, late payment charges and Prepayment Premiums) due in respect of such Note have been paid in full plus any portion of the Note A Principal Balance previously written down pursuant to Section 5 that has not been repaid pursuant to Section 3 or this Section 4;

(c)    third, to the Note A Holder up to the amount of any unreimbursed costs and expenses paid by the Note A Holder including any Recovered Costs not reimbursed to the Note A Holder pursuant to this Agreement (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)    fourth, to the Note B Holder up to the aggregate amount of all payments made by the Note B Holder in connection with its cure rights hereunder;

(e)    fifth, in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Note B Interest Rate minus the Servicing Fee Rate;

(f)    sixth, to the Note B Holder in an amount equal to the Note B Principal Balance until such time as the unpaid principal amount of such Note has been reduced to zero and all accrued and unpaid interest and all other amounts due in respect of such Note have been paid in full (other than Prepayment Premiums) plus any portion of the Note B Principal Balance previously written down pursuant to Section 5 that has not been repaid pursuant to this Section 3 or Section 4;

(g)    seventh, to the Note A Holder, in an amount equal to the portion of any Prepayment Premium, to the extent actually paid by the Borrower, the pro rata share allocable to Note A;

(h)    eighth, to the Note B Holder, in an amount equal to the portion of any Prepayment Premium, to the extent actually paid by the Borrower, the pro rata share allocable to Note B;

(i)    ninth, to the extent default interest or late payment charges on the Mortgage Loan are not required to be otherwise applied under the Servicing Agreement, any default interest in excess of the interest paid in accordance with clauses (a) and (e) above: first, to Note A up to an amount equal to interest at the Note A Default Interest Rate on Note A and second, to Note B up to an amount equal to interest at the Note B Default Interest Rate on Note B, and third, any remaining late payment charges after such payments to the Note A Holder and the Note B Holder allocated pro rata based on their respective initial Percentage Interests; and

(j)    tenth, if any excess amount is paid by or on behalf of the Borrower, and not otherwise applied in accordance with the foregoing clauses (a) through (i), such remaining amount shall be paid as follows: any remaining amount (other than late payment charges and default interest received from the Borrower required to be otherwise applied under the Servicing Agreement as described in clause (i)) to the Note A Holder and the Note B Holder in accordance with their respective initial Percentage Interests.

If, as a result of a foreclosure or deed in lieu of foreclosure, the Servicer and/or Note A Holder (or any nominee or designee thereof) becomes the owner of the Mortgaged Property, (x) the Mortgaged Property shall be held in the name of the Note A Holder (or any designee thereof) for the benefit of Note A Holder and Note B Holder (subject to any participations of Note A and Note B) and be subject to the terms of this Agreement and (y) all net income derived from the Mortgaged Property shall be applied and distributed in the same manner and priority as set forth in this Section 4 as if the Mortgage Loan Documents had remained in full force and effect, notwithstanding the fact that the Mortgage Loan Documents may have been terminated pursuant to such a foreclosure or deed in lieu of foreclosure.

Following any period during which the terms of this Section 4 hereof are in effect, in the event that the Mortgage Loan is restructured in connection with a workout such that no Sequential Pay Event has occurred and is continuing, then the terms of Section 3 hereof shall again be in effect, subject, however, to the terms of Section 5 hereof.

5.    Modifications.    In the event the Mortgage Loan is modified (whether by the Note A Holder or the Servicer pursuant to the Servicing Agreement) in connection with a bankruptcy, insolvency or other similar proceeding affecting the Borrower or the Mortgaged Property, such that (i) the Mortgage Loan Principal Balance is decreased, (ii) either Interest Rate or scheduled amortization payments on Note A or Note B are reduced, (iii) payments of interest or principal on Note A or Note B are waived, reduced or deferred or (iv) any other adjustment is made to any of the terms of the Mortgage Loan, all payments to the Note A Holder pursuant to Sections 3 and 4, as applicable, shall be made as though such modification did not occur, with the payment terms of Note A remaining the same as they are on the date hereof, and the Note B Holder shall bear the full economic effect of all adverse changes made as described in clauses (i) through (iv) above (up to the amount of the then remaining Note B Principal Balance and accrued interest thereon), including, but not limited to, decreases, waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such modification.

6.    Administration of the Mortgage Loan.

(a)    From and after the date hereof, all decisions, consents, waivers, approvals, amendments, modifications and other actions (collectively “Decisions”) authorized to be taken under or in connection with this Agreement or the Mortgage Loan Documents by any lender thereunder or the holder of any Note shall be taken by the Note A Holder (or the Servicer on its behalf pursuant to the Servicing Agreement) in accordance with the Servicing Standard, and the other terms and conditions of, the Servicing Agreement and applicable law, and the Note B Holder shall not exercise any such rights with respect to Note B or otherwise, except as otherwise expressly provided in this Agreement. Such Decisions made by the Servicer pursuant to and in accordance with the Servicing Agreement shall automatically be deemed to be exercised reasonably for purposes of this Section (6)(a) and any Servicing Agreement. The Note A Holder (or the Servicer acting on behalf of the Note A Holder) shall not have any fiduciary duty to the Note B Holder in connection with the administration of the Mortgage Loan; provided, however, that this sentence shall not relieve such Servicer of its obligation to act in accordance with the Servicing Standard. Upon the consummation of the Note A Sale, the Note A Holder and the Note B Holder each acknowledges and agrees that the Servicing Agreement will govern the terms of the servicing and administration of the Mortgage Loan. The Note A Holder agrees to provide a copy of the Servicing Agreement to the Note B Holder prior to the closing of the Note A Sale. At any time that Note A is no longer subject to the provisions of the Servicing Agreement, the Note A Holder shall cause the Mortgage Loan to be serviced by the Servicer pursuant to a servicing agreement that has been agreed upon by the Note A Holder (and the Note B Holder so long as no Control Appraisal Period has occurred and is continuing) and that is substantially similar to the servicing provisions of the Servicing Agreement (including without limitation as regards the right of the Note B Holder to select the Special Servicer for the Mortgage Loan) and all references herein to the “Servicing Agreement” shall mean such subsequent Servicing Agreement; provided, however, that until a replacement Servicing Agreement has been entered into, the Note A Holder shall cause the Mortgage Loan to be serviced by the Servicer pursuant to the provisions of the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement Servicing Agreement is in place, the actual servicing of the Mortgage Loan may be performed by any Person appointed by the Note A Holder (who shall be a Qualified Servicer) and does not have to be performed by the service providers set forth under the Servicing Agreement; provided such Person shall perform the obligations of the Servicer as set forth in the previously existing Servicing Agreement as if it had remained in effect and such Person was the Servicer thereunder. Servicing of the Mortgage Loan shall be carried out by the Servicer pursuant to this Agreement, the Mortgage Loan Documents, the Servicing Agreement then in effect and applicable law. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Note A Holder shall cause the Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of both the Note A Holder and the Note B Holder as a collective whole (it being understood that the interest of Note B is a junior interest, subject to the terms and conditions of this Agreement).

(b)    Provided no Control Appraisal Period has occurred and is continuing and so long as the Note B Holder otherwise qualifies to be the Controlling Holder, the Note B Holder shall be entitled to the consultation and consent rights (including, without limitation, pursuant to Sections 3.8 and 3.9 of the Servicing Agreement) afforded to, and otherwise to act as, the Controlling Holder subject to and in accordance with the provisions of the Servicing Agreement.

Without limiting the effect of the foregoing, it is understood that the Servicer shall not comply and shall not act in accordance with any advice or consultation provided by the Controlling Holder if such advice or consultation would (i) require or cause the Special Servicer to violate any applicable law, (ii) be inconsistent with the Servicing Standard, (iii) require or cause the Special Servicer to violate the provisions of this Agreement or the Servicing Agreement, (iv) require or cause the Special Servicer to violate the terms of the Mortgage Loan, (v) expose any participant or any party to the Servicing Agreement or their affiliates, officers, directors, employees or agents to any claim, suit or liability, or (vi) materially expand the scope of any Special Servicer’s responsibilities under the Servicing Agreement and the Note B Holder shall not be permitted to give any direction which would cause the Servicer to violate any of the immediately preceding clauses (i) through (vi).

Notwithstanding the foregoing, if the Servicer determines in accordance with the Servicing Standard that immediate action is necessary to protect the interest of the Note A Holder, then the Servicer may take any such action without waiting for the response of the Controlling Holder.

(c)    Subject to Section 6(f) hereof, so long as a Control Appraisal Period does not exist and is continuing and so long as the Note B Holder is not determined to be the Borrower or a Borrower Related Party, (a) the Note B Holder shall have the right to appoint the Special Servicer with respect to the Mortgage Loan; provided that such Special Servicer shall be a Qualified Servicer, (b) the Note B Holder, at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and amounts required to be paid to the Special Servicer under the Servicing Agreement), may remove the Special Servicer with respect to the Mortgage Loan at any time for any reason whatsoever or no reason, upon at least 30 days prior notice to the Special Servicer, and (c) the Note B Holder shall then appoint a successor Special Servicer in accordance with this Section 6(c); provided that such Special Servicer shall be a Qualified Servicer.

(d)    [Intentionally Omitted].

(e)    Within ten Business Days after the Note B Holder’s receipt of notice from the Servicer (who pursuant to the terms and conditions of the Servicing Agreement is solely authorized to declare a Control Appraisal Period) indicating that the Mortgage Loan is in a Control Appraisal Period, the Note B Holder may, at its option, post with the Note A Holder cash, an Approved Letter of Credit, government securities, or any other instruments meeting Rating Agency criteria under the Servicing Agreement as “eligible investments” (to be held by the Note A Holder in a segregated securities account solely and exclusively in the name of the Note A Holder, meeting the Rating Agency criteria under the Servicing Agreement for an “eligible account” on behalf of the Note A Holder) in an amount that is 125% of the amount that, when added to and for this purpose considered a part of the appraised value of the Mortgaged Property, will cause the Mortgage Loan to no longer be in a Control Appraisal Period (such cash, letter of credit, government securities or other instruments, “Reserve Collateral”). The Note B Holder may make such election upon written notice to the Note A Holder of its intention to post Reserve Collateral and upon notifying the Note A Holder of such intention, the Note B Holder shall post such Reserve Collateral as quickly as practicable (but in no event more than ten Business Days following the receipt of notice indicating that the Mortgage Loan is in a Control Appraisal Period) by delivering physical possession thereof to the Note A Holder. The Reserve Collateral shall be pledged to the Note A Holder in a manner reasonably satisfactory to the Note A Holder and may be applied by the Note A Holder upon the Final Recovery Determination as provided below, but any such application shall not be deemed to effect a cure by the Borrower or to reduce the Borrower’s obligation to repay the principal, interest or other sums owed on the Mortgage Loan. The Note A Holder may require an opinion, at the expense of the Note B Holder, in form and substance and from counsel reasonably acceptable to the Note A Holder, regarding the validity and perfection of the Note A Holder’s interest in any Reserve Collateral. Upon the posting of such Reserve Collateral, the Mortgage Loan shall not be considered to be in a Control Appraisal Period and Controlling Holder shall be entitled to exercise all of its rights hereunder and under the Servicing Agreement as the Controlling Holder; provided, however, that posting of such collateral shall not prevent the Mortgage Loan from being subject to a Control Appraisal Period again (provided that such collateral shall be taken into account in determining the Mortgaged Property’s value when calculating whether such a Control Appraisal Period has occurred), in which event the foregoing provisions of this Section 6(e) shall again apply and the Note B Holder shall again be entitled to post Reserve Collateral. Notwithstanding the foregoing, if the appraised value of the Mortgaged Property, without giving effect to any Reserve Collateral, has increased such that a Control Appraisal Period is not in effect, then the Note A Holder shall release the Reserve Collateral upon the written request of the Note B Holder; provided, however, that any costs and expenses associated with release of such Reserve Collateral shall be paid by the Note B Holder prior to such release. In the event (i) the Note B Holder shall fail to provide the Note A Holder with a replacement for any Approved Letter of Credit delivered to the Note A Holder pursuant to this Section 6(e) (“Delivered Letter of Credit”) on or prior to the 30th day prior to the expiration of any previously existing Delivered Letter of Credit or (ii) the long-term unsecured debt rating of the bank issuing the Delivered Letter of Credit shall be downgraded below “AA-” by S&P and “Aa3” by Moody’s, withdrawn or qualified by any Rating Agency and the letter of credit required to be delivered hereunder is not replaced within 30 days of receipt of notice of such downgrading, withdrawal or qualification, the Note A Holder may draw on the Delivered Letter of Credit. In the event the Note A Holder draws on the Delivered Letter of Credit in accordance with the provisions of this Section 6(e), the Note B Holder shall be required to either (a) provide an additional letter of credit which shall be an Approved Letter of Credit in an amount equal to the amount drawn under the Delivered Letter of Credit (the “Draw Amount”), in which case the Draw Amount shall be returned to the Note B Holder or (b) the Draw Amount shall be deposited with the Note A Holder as Reserve Collateral. Any Reserve Collateral held by the Note A Holder shall be applied only after a Final Recovery Determination has been made to pay sums due and owing to the Note A Holder; provided that if all sums due and owing on account of (i) interest at the Note A Interest Rate, (ii) the Note A Principal Balance and (iii) any unreimbursed Realized Losses allocated to Note A have been paid in full, any unapplied portion of the Reserve Collateral shall be returned to the Note B Holder.

(f)    Notwithstanding anything to the contrary set forth in this Section 6, as of the Note A Sale Date, the Servicing Agreement shall control regarding the servicing and administration of the Mortgage Loan.

7.    Payment Procedure.    The Note A Holder and Note B Holder each hereby directs the Servicer, in accordance with the priorities set forth in Sections 3 or 4, as applicable, and subject to the terms of the Servicing Agreement, to deposit into the accounts as set forth in the Servicing Agreement (a) all payments received with respect to and allocable to Note A which shall be credited to the account or sub-account established on behalf of the Note A Holder pursuant to the Servicing Agreement and (b) all payments received with respect to and allocable to Note B which shall be credited to the account or sub-account established on behalf of the Note B Holder pursuant to the Servicing Agreement. The Servicer shall deposit such amounts as set forth in the Servicing Agreement and credit such amounts to the accounts or sub-accounts established on behalf of the Note A Holder or the Note B Holder, as applicable, by the “Remittance Date” as defined in the Servicing Agreement. If any Servicer holding or having distributed any amount received or collected in respect of Note A or Note B determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of Note A or Note B must, pursuant to any insolvency bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to the Note A Holder, the Note B Holder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to the Note B Holder or the Note A Holder, as applicable, and the Note B Holder or the Note A Holder, as applicable, will promptly on demand repay to such Servicer the portion thereof which shall have been theretofore distributed to the Note B Holder or the Note A Holder, as applicable, together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to the Borrower, the Note A Holder, the Note B Holder, Servicer, or such other person or entity with respect thereto and the Servicer will diligently seek to obtain the recovery of such amounts therefrom (including out of any subsequent collections on Note B or Note A, as applicable). If, in error or for any other reason (other than an Advance required to be made pursuant to the terms of the Servicing Agreement), the Servicer makes any payment to the Note A Holder or the Note B Holder before the Servicer has received the corresponding payment (it being understood that the Servicer is under no obligation to do so), and the Servicer does not receive the corresponding payment within five Business Days of its payment to the Note A Holder or the Note B Holder (as the case may be), such Holder will, at the Servicer’s request, promptly return that payment to the Servicer (together with interest on that payment at the Federal Funds Rate for each day from the making of that payment to the Note B Holder or Note A Holder until it is returned to the Servicer). The Note A Holder and the Note B Holder each agree that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Servicer. The Servicer shall have the right to offset any amounts due hereunder from the Note A Holder or the Note B Holder with respect to the Mortgage Loan against any future payments due to the Note A Holder or the Note B Holder, as applicable, under the Mortgage Loan; provided, that the Note A Holder’s and the Note B Holder’s obligations under this Section 7 are separate and distinct obligations from one another. The Note A Holder’s and the Note B Holder’s obligations under this Section 7 constitute absolute, unconditional and continuing obligations and each Servicer shall be deemed a third party beneficiary of these provisions.

8.    Return of Funds.    If, at any time that the Note A is outstanding, the Servicer shall pay to the Note B Holder any amount received on the Mortgage Loan, or shall make an advance to the Note B Holder (it being understood that there is no obligation to make any such advance) in each case when the Note A Holder has not received all payments to which it is entitled or a portion of such advance is determined to be a nonrecoverable advance as described in the Servicing Agreement, then the Note B Holder shall promptly return such amount to the Servicer on demand and the Servicer will diligently seek to obtain the recovery of such amounts from the Note B Holder in accordance with the Servicing Agreement. If the Servicer determines that any amount received or collected thereby must be returned to the Borrower or paid to any other Person pursuant to any bankruptcy or insolvency law or ruling (or the equivalent), the Servicer shall not be obligated to distribute such amount to the Note B Holder, and, if so distributed, the Note B Holder shall promptly return such amount to the Servicer on demand, and the Servicer will diligently seek to obtain the recovery of such amounts therefrom (including out of any subsequent collections on Note B). Each of the duties and obligations specified in this Section 8 shall survive any termination of this Agreement. The Note B Holder hereby further agrees that, except as expressly agreed herein, it has no right, title or interest in or to, or any other claim to any asset of any trust fund whatsoever (other than a trust fund established which holds all or any part of Note B), including as security for or in satisfaction of any claim it might have arising from the performance or failure of performance by the Note A Holder of any provision of this Agreement, or the performance or failure of performance by the Servicer of any provision of, or duty or obligation under, the Servicing Agreement.

9.    Interim Servicing.

(a)    Notwithstanding anything herein to the contrary, each Holder agrees and acknowledges that the terms of this Section 9 shall apply only prior to the occurrence of the Note A Sale. As of the Note A Sale Date, the Servicing Agreement shall control regarding the servicing and administration of the Mortgage Loan.

(b)    The Initial Note A Holder shall perform and discharge the following duties to the extent consistent with the Servicing Standard in servicing and administering of the Mortgage Loan prior to the Note A Sale Date:

(i)    The Initial Note A Holder shall use reasonable efforts, including requesting a certification from the Borrower at least annually, to determine whether the Borrower is complying with the requirements of the Mortgage Loan Documents within the time frames set forth therein. The Initial Note A Holder shall report to the Note B Holder any non-compliance as promptly as reasonably practicable.

(ii)    In connection with any proposed extension of the Maturity Date pursuant to the terms and conditions of the Notes, the Initial Note A Holder shall use reasonable efforts to determine whether the Borrower satisfies all the requisite conditions precedent to any such extension and shall promptly report to the Note B Holder in writing whether such conditions have been satisfied and include all supporting calculations and assumptions.

(iii)    The Initial Note A Holder shall use reasonable efforts to review the operating statements, financial statements and budgets delivered by the Borrower pursuant to the Mortgage Loan Documents as promptly as reasonably practicable and will promptly advise the Note B Holder in writing of any material adverse change from prior statements or budgets or any apparent violation of the provisions of the Mortgage Loan Documents shown by the information set forth on the statements and budgets. Promptly after its receipt of the operating statements, financial statements or budgets delivered by the Borrower pursuant to the Mortgage Loan Documents, the Initial Note A Holder shall deliver copies of the same to the Note B Holder.

(iv)    All payments due to the Note B Holder under Section 3 or 4 shall be made on or before the fifth Business Day after each Payment Date. The Initial Note A Holder shall deliver to the Note B Holder a statement on or before each remittance date under this Agreement reflecting the Initial Note A Holder’s calculation of the payment due to the Note B Holder under the terms of this Agreement.

(v)    The Initial Note A Holder shall keep and maintain accounting records, upon which shall be recorded all amounts payable to each Holder pursuant to the terms of this Agreement. Such accounting records shall at all times reflect the current and correct outstanding principal balance of Note A and Note B, and may be prepared manually or electronically, or by any combination of such methods; provided, that the method of accounting utilized by the Initial Note A Holder shall record historical data, current principal, and other required statistical information in such manner as may be exhibited to the Note B Holder in visible form. In addition, the Initial Note A Holder shall keep, and furnish copies thereof to the Note B Holder upon request, records setting forth the calculation of the amount of interest (and, if applicable, principal) payable to each Holder during each interest period.

(vi)    The Initial Note A Holder shall keep and maintain records with respect to any UCC financing statements filed in connection with the Mortgage Loan.

(c)    In consideration of the Initial Note A Holder’s servicing the Mortgage Loan and Note B, the Note B Holder shall pay monthly on each Payment Date to the Initial Note A Holder (which may also be retained from distributions due to the Note B Holder under Section 9(b)) a servicing fee in the amount of 0.01% multiplied by the Note B Principal Balance divided by twelve (the “Note B Servicing Fee”). Such servicing fee shall be paid on the same basis and for the same period of time that interest is paid on the Mortgage Loan.

(d)    The Note B Holder shall have the right upon reasonable notice to the Initial Note A Holder, at any reasonable time during normal business hours and at the Note B Holder’s expense, to have access to and to examine the Initial Note A Holder’s books and records relating to Note A and Note B, the Mortgage Loan Documents and the Mortgaged Property.

(e)    The Initial Note A Holder, for so long as any related escrow account is held at Bank of America, National Association (or at one of its Affiliates or subsidiaries), shall provide to the Note B Holder a report of account balances in all such escrow account. The Initial Note A Holder shall use reasonable efforts to cause such weekly reconciliation and report to be in the form then currently used by Bank of America, National Association. If any such escrow account is not held at Bank of America, National Association (or at one of its Affiliates or subsidiaries), then the Initial Note A Holder shall, at no cost to the Initial Note A Holder, make reasonable efforts to direct the bank holding such escrow account to make available to each Holder, whether via website access or in an Excel spreadsheet delivered via email, a report of account balances in such escrow account.

The Initial Note A Holder acknowledges and agrees that it shall direct the disbursement of funds from the related escrow accounts pursuant to this Agreement and the Mortgage Loan Documents and shall promptly provide copies of all correspondence sent by the Initial Note A Holder, including, without limitation, all disbursement instructions and statements received.

The Initial Note A Holder shall notify the Borrower and the Note B Holder of any known deficiencies in the required escrow accounts three (3) Business Days prior to each Payment Date.

(f)    The Note B Holder acknowledges that the Initial Note A Holder has the right to appoint any Qualified Servicer to perform the actual servicing of the Mortgage Loan without obtaining the consent of the Note B Holder. Such Qualified Servicer shall assume the servicing and administration obligations of the Initial Note A Holder hereunder until the date immediately prior to the Note A Sale Date and shall be entitled to the Note B Servicing Fee, from the date such successor assumes such obligations for so long as such Qualified Servicer administers and services the Mortgage Loan hereunder; provided, that (a) such Qualified Servicer shall be engaged to take only such actions and obligations of Initial Note A Holder as directly relate to the servicing and administration of the Mortgage Loan and shall not be entitled to any of the other rights of the Initial Note A Holder hereunder, (b) such Qualified Servicer executes and delivers an agreement relating to such servicing obligations in form and substance reasonably satisfactory to the Initial Note A Holder containing customary representations and warranties, an agreement to service the Mortgage Loan in accordance with this Agreement, and provisions providing for the termination without fee or cause in connection with the closing of the Note A Sale.

(g)    The Note B Holder may separately appoint a servicer for Note B, but any such servicer shall have no servicing rights or responsibilities with respect to the Mortgage Loan or under this Agreement, and such servicer shall be compensated solely by the Note B Holder from funds payable to the Note B Holder hereunder or otherwise.

10.    Cure Rights of Note B Holder.

(a)    Subject to Section 10(b) below, in the event that the Borrower fails to make any payment on the Mortgage Loan by the end of the applicable grace period (the “Grace Period”) for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”) and the Mortgage Loan is not a Specially Serviced Loan as a result of a Monetary Default; provided that the Note B Holder is not the Borrower or an Affiliate thereof, the Note A Holder (or the Servicer) shall promptly deliver a notice (a “Cure Option Notice”) of such default to the Note B Holder and the Note B Holder shall have the right, but not the obligation, to cure such Monetary Default (a “Cure”) within five Business Days after delivery of the Cure Option Notice and at no other times (the “Monetary Default Cure Period”). At the time such cure payment is made, the Note B Holder shall pay or reimburse the Note A Holder or the Servicer, as applicable, for all unreimbursed Advances, Advance Interest incurred, and fees to any Servicer. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default or a Sequential Pay Event for purposes of Section 4; provided, however, that such limitation shall not prevent the Note A Holder from collecting default interest or late charges from the Borrower or exercising any other right or remedy; provided, further, however, that the Note A Holder shall not accelerate (other than with respect to a bankruptcy or insolvency affecting the Borrower) or foreclose upon the Mortgage Loan during the time period permitted for the Note B Holder to exercise its cure rights hereunder.

(b)    Notwithstanding anything to the contrary contained in this Section 10, the Note B Holder’s right to cure a Monetary Default or Non-Monetary Default shall be limited to (A) three consecutive defaults of the same type, (B) four defaults during any 12-month period, and (C) six defaults (of which no more than four shall be with respect to a Non-Monetary Default) for the life of the Mortgage Loan.

(c)    No action taken by the Note B Holder in accordance with this Agreement shall excuse performance by the Borrower of its obligations under the Mortgage Loan Documents and Note A Holder’s rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Note B Holder’s actions under this Agreement. Subject to the terms of this Agreement, Note B Holder shall be subrogated to Note A Holder’s rights to any payment owing to Note A Holder for which Note B Holder makes a cure payment as permitted under Section 10 but which subrogation rights may not be exercised against the Borrower until 91 days after Note A is paid in full.

(d)    In the event that an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”); provided that the Note B Holder is not the Borrower or an Affiliate thereof, the Note A Holder (or the Servicer) shall promptly deliver a Cure Option Notice to the Note B Holder, the Note B Holder shall have the right, but not the obligation, to cure such Non-Monetary Default within 30 days after delivery of the Cure Option Notice to cure such Non-Monetary Default; provided, however, that if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Note B Holder, the Note B Holder shall be given an additional period of time as is reasonably necessary to enable the Note B Holder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Note B Holder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Note B Holder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 10(a) hereof, (iii) such additional period of time does not exceed 30 days, (iv) such Non-Monetary Default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of the Borrower or during such period of time that the Note B Holder has to cure a Non-Monetary Default in accordance with this Section 10(d) (the “Non-Monetary Default Cure Period”), a bankruptcy, insolvency or assignment for the benefit of creditors of the Borrower does not occur, and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Borrower or the use, operation or value of the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure. The Note B Holder shall not contact the Borrower in order to effect any cures under this Section 10(d) without the prior written consent of the Note A Holder.

11.    Purchase of Note A By Note B Holder.    The Note B Holder shall have the right, by written notice to the Note A Holder (a “Note B Holder Purchase Notice”) delivered (i) during the period for which the Note B Holder is entitled to make a cure payment pursuant to Section 10 hereof, or (ii) at any time the Note A is a Specially Serviced Loan, or (iii) if foreclosure proceedings shall have been commenced or shall be pursued, within 20 Business Days following the giving of notice to the Controlling Holder that such proceedings shall have commenced, to purchase Note A in whole but not in part at the Defaulted Mortgage Loan Purchase Price. Upon the delivery of the Note B Holder Purchase Notice to the Note A Holder, the Note A Holder shall sell (and the Note B Holder shall purchase) Note A (including, without limitation, any participations therein) at the Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than five Business Days nor more than 30 days after the date of the Note B Holder Purchase Notice, as shall be established by the Note A Holder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Note A Holder (or its designee) three Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by reasonably detailed back-up documentation explaining how such price was determined) and shall, absent manifest error, be binding upon the Note B Holder. Concurrently with the payment to the Note A Holder of the Defaulted Mortgage Loan Purchase Price, the Note A Holder will execute at the sole cost and expense of the Note B Holder in favor of the Note B Holder customary assignment documentation which will assign Note A and the related Mortgage Loan Documents without recourse, representations or warranties (except for representations as to the Note A Holder’s ownership, right, power and authority to transfer Note A and not having previously assigned, transferred, participated or encumbered its rights in Note A (other than as permitted under this Agreement and released as of the date of the consummation of such sale)). The right of the Note B Holder to purchase Note A shall automatically terminate (a) with respect to a purchase option described in clause (ii) above, (A) upon the delivery of notification by the Note A Holder or any Servicer on its behalf to the Note B Holder of the Note A Holder’s intention to sell Note A or the Mortgaged Property, unless within five Business Days of receipt of such notice, the Note B Holder elects to proceed with such purchase option or (B) upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property, (b) with respect to a purchase option described in clause (i) above only, upon the expiration of such period for a Cure Period afforded to the Note B Holder in such clause (i), or (c) in any event, when no Event of Default exists.

12.    Limitation on Liability.    The Note A Holder (including any Servicer on its behalf) shall have no liability to the Note B Holder with respect to Note B for any actions or omissions on the part of the Note A Holder (or such Servicer) which are taken or made in accordance with the terms of this Agreement and the Servicing Agreement, except with respect to losses actually suffered due to the gross negligence or willful misconduct on the part of the Note A Holder (or such Servicer), and notwithstanding any other provision hereof, such liability shall be limited to the seeking of damages by the Note B Holder with respect to principal, interest and other amounts due under the Mortgage Loan Documents related to Note B. The Note B Holder (including any Servicer on its behalf) shall have no liability to the Note A Holder with respect to Note A, except with respect to losses actually suffered due to the gross negligence or willful misconduct on the part of the Note B Holder (or such Servicer), and notwithstanding any other provision hereof, such liability shall be limited to the seeking of damages by Note A Holder with respect to principal, interest and other amounts due under the Mortgage Loan Documents related to Note A. Subject to the terms of Section 6, the Note B Holder also acknowledges that the Note A Holder does not owe the Note B Holder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents; provided, however, that the Mortgage Loan shall be serviced in accordance with the Servicing Standard.

13.    Representations of the Note B Holder.    The Note B Holder represents, and it is specifically understood and agreed, that the Note B Holder is holding Note B for its own account in the ordinary course of its business and the Note A Holder shall have no liability or responsibility to the Note B Holder except as expressly set forth herein. The Note B Holder further represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Note B Holder’s organizational documents or any law or contractual restriction binding upon the Note B Holder, and that this Agreement is the legal, valid and binding obligation of the Note B Holder enforceable against the Note B Holder in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Note B Holder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. To the Note B Holder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Note B Holder have been obtained or made. To the Note B Holder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Note B Holder, an adverse outcome of which materially affects performance under this Agreement.

The foregoing representations and warranties (which are made solely as of the date of this Agreement) shall run to the benefit of the Note A Holder and its successors and assigns, and shall remain the representations and obligations of the Note B Holder and not become the obligations of any successor or transferee of the Note B Holder and shall survive (i) any sale of Note A, (ii) any transfer by Note A Holder of its rights hereunder and (iii) any transfer of all or any portion of Note A by Note A Holder.

14.    Representations of the Initial Note A Holder.    The Initial Note A Holder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Initial Note A Holder’s organizational documents or any law or contractual restriction binding upon the Initial Note A Holder, and that this Agreement is the legal, valid and binding obligation of the Initial Note A Holder enforceable against the Initial Note A Holder in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Initial Note A Holder represents and warrants that it is duly organized, validly existing, in good standing as a national banking association under the laws of the United States of America. To the Initial Note A Holder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Note A Holder have been obtained or made. To the Initial Note A Holder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Note A Holder, an adverse outcome of which materially affects performance under this Agreement. The information set forth in Exhibit A attached hereto is true and correct in all material respects.

The foregoing representations and warranties (which are made solely as of the date of this Agreement) shall run to the benefit of the Note B Holder and its successors and assigns, and shall remain the representations and obligations of the Initial Note A Holder and not become the obligations of any successor or transferee of the Initial Note A Holder and shall survive (i) any sale of Note B, (ii) any transfer by Note A Holder of its rights hereunder and (iii) any transfer of all or any portion of Note A by Note A Holder.

15.    Independent Analysis by the Note B Holder.    The Note B Holder acknowledges that the Note B Holder has, independently and without reliance upon representations made, or materials furnished, by the Note A Holder and based on such documents and information as the Note B Holder has deemed appropriate, made the Note B Holder’s own credit analysis and decision to purchase Note B. The Note B Holder hereby acknowledges other than those representations expressly contained in this Agreement that the Note A Holder has made no representations or warranties with respect to the Mortgage Loan, the Mortgaged Property or the Borrower, and that the Note A Holder shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the originator in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Borrower. The Note B Holder assumes all risk of loss in connection with Note B.

16.    No Creation of a Partnership or Exclusive Purchase Right.    Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute a partnership, association, joint venture or other similar arrangement between the Note A Holder and the Note B Holder, and the Note A Holder (including any Servicer) shall have no fiduciary duties in favor of the Note B Holder or, except as expressly set forth herein, have any obligations to the Note B Holder; provided, however, the Mortgage Loan must be serviced in accordance with the Servicing Agreement and the Servicing Standard. No holder of Note A or Note B shall have any obligation whatsoever to offer to the other the opportunity to purchase notes or participation interests relating to any future loans originated by either Note A Holder or its affiliates, or Note B Holder or its affiliates, and if a holder of Note A or Note B chooses to offer to the other the opportunity to purchase notes or any participation interests in any future mortgage loans originated by such holder or its affiliates, such offer shall be on such terms and at such purchase price and interest rate as such holder chooses, in its sole and absolute discretion. Except as otherwise expressly agreed to by the parties hereto, neither the Note B Holder nor the Note A Holder shall have any obligation whatsoever to purchase from the other any notes or participation interests in any future loans originated by such holder or its affiliates.

17.    Not a Security.    Note B shall not be deemed to be a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

18.    Sale of Note B and Note A.

(a)    The Note B Holder (and any subsequent holder of Note B) agrees that it shall not sell, assign, transfer, pledge, syndicate, hypothecate, contribute, encumber or otherwise dispose of (“Transfer” and, the act of Transferring, a “Transfer”) all or any portion of Note B without the Note A Holder’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (a) the Note B Holder shall have the right to Transfer Note B or any portion thereof to a Qualified Institutional Lender without the Note A Holder’s prior written consent; provided that prior to any such Transfer, the Note A Holder is provided with (i) a certificate from a senior officer of the Note B Holder or the transferee certifying that transferee is a Qualified Institutional Lender and (ii) a copy of the assignment and assumption agreement referred to in clause (II) of the next sentence below and (b) the Note B Holder shall have the right to Transfer up to 49% in the aggregate of Note B to entities that are not Qualified Institutional Lenders (provided such Transfers are Transfers of participation interests) without the Note A Holder’s prior written consent. Notwithstanding the foregoing, both prior to and from and after the Note A Sale Date, (I) the Note B Holder shall not Transfer all or any portion of Note B to the Borrower or an Affiliate thereof, or to any non-U.S. Person who is a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or to a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code with respect to the Borrower, and any such Transfer shall be void ab initio and (II) in connection with any Transfer of Note B or any portion thereof, a transferee shall execute an assignment and assumption agreement which shall by its terms be expressly subject to the terms and conditions of this Agreement. The Note B Holder agrees that it shall pay the expenses of Note A Holder (including all expenses of any Servicer and the paying agent). In the event of a Transfer of Note B or a portion thereof in contravention of the terms of this Section 18, the rights (but not the obligations) provided to the Note B Holder (and the applicable transferee) under this Agreement shall be void and of no further force or effect.

(b)    The Note A Holder may Transfer all or any portion of Note A without the Note B Holder’s consent. The Note A Holder shall not Transfer all or any portion of Note A to the Borrower or an Affiliate thereof, or to any non-U.S. Person who is a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or to a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code with respect to the Borrower, and any such Transfer shall be void ab initio.

(c)    Notwithstanding any other provision hereof, either Holder may pledge (a “Pledge”) its Note A or Note B, as the case may be, to any entity (other than the Borrower or any Borrower Related Party) that has extended a credit facility to such Holder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 18(c), it being further agreed that a financing provided by a Note Pledgee to a Holder or any person that Controls such Holder that is secured by such Holder’s interest in the Note A or Note B, as applicable, and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder. Upon written notice by the applicable Holder to the other Holder and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the other Holder agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give the Note Pledgee written notice of any default by the pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) days from its receipt of such notice to cure a monetary default and 30 days from receipt of such notice to cure a non-monetary default by the pledging Holder in respect of its obligations to the other Holder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the consent of a Note Pledgee shall not be required unless the pledging Holder had the right to consent to such amendment, modification, wavier or termination; (iv) that such other Holder shall give to such Note Pledgee copies of any notice of default under this Agreement and the Mortgage Loan simultaneously with the giving of same to the pledging Holder and accept any cure thereof by such Note Pledgee that such pledging Holder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Holder; (v) that such other Holder shall deliver to such Note Pledgee such estoppel certificate(s) as such Note Pledgee shall reasonably request; provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Holder; and (vi) that, upon written notice (a “Redirection Notice”) to the other Holder and any Servicer by such Note Pledgee that the pledging Holder is in default, beyond any applicable cure periods, under the pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Holder or Servicer would otherwise be obligated to pay to the pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Holder hereby unconditionally and absolutely releases the other Holder and any Servicer from any liability to the pledging Holder on account of any Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Holder to have been delivered by a Note Pledgee. A Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Holder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Holders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Borrower or any Affiliate thereof that is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement and the Holder (or any Servicer, as applicable) shall issue to such Note Pledgee or Qualified Institutional Lender a certificate evidencing such Transfer in such entity’s name or as it may otherwise direct. The rights of a Note Pledgee under this Section 18(c) shall remain effective as to any Holder (and any Servicer) unless and until such Note Pledgee shall have notified any such Holder (and any Servicer, as applicable) in writing that its interest in the pledged Note A or Note B, as the case may be, has terminated.

(d)    Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) that is not a Qualified Institutional Lender provides financing to the Note B Holder, then such Holder shall have the right to grant a security interest in Note B to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)    The loan (the “Conduit Inventory Loan”) made by the Conduit to the Note B Holder to finance the acquisition and holding of its interest in Note B will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)    The Conduit Credit Enhancer will be a Qualified Institutional Lender;

(iii)    The administrator of the Conduit will be a Qualified Institutional Lender;

(iv)    Such Holder will pledge its interest in such Note B to the Conduit as collateral for the Conduit Inventory Loan;

(v)    The Conduit Credit Enhancer and the Conduit will agree that, if such Holder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Holder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of Note B to the Conduit Credit Enhancer; and

(vi)    Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not have any greater right to acquire the interests in Note B, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

(e)    If more than one Person shall hold a direct interest in Note B, the holder(s) of more than 50% of the principal amount of Note B (or if none of the Persons holding a direct interest own more than 50%, then the holder of a plurality of such interests) shall designate by written notice to Note A Holder one of such Persons (the “Operating Advisor”) to act on behalf of all such Persons holding an interest in Note B. The Operating Advisor shall have the sole right to receive any notices that are required to be given or that may be given to Note B Holder pursuant to this Agreement and to exercise the rights and powers given to Note B Holder hereunder, including any approval rights of Note B Holder; provided, however, until the Operating Advisor has been so designated, the last Person known to Note A Holder to hold more than a 50% direct interest in Note B (or if none of the Persons holding a direct interest own more than 50%, then the last Person known to Note A Holder to hold a plurality of such interests) shall be deemed to be the Operating Advisor. Once the Operating Advisor has been designated hereunder, Note A Holder shall be entitled to rely on such designation until it has received written notice from the holder(s) of more than 50% of the principal amount of Note B (or if none of the Persons holding a direct interest own more than 50%, then the Person holding a plurality of such interests) of the designation of a different Person to act as the Operating Advisor.

(f)    If more than one Person shall hold a direct interest in Note A, the holder(s) of more than 50% of the principal amount of Note A (or if none of the Persons holding a direct interest own more than 50%, then (i) each holder shall be entitled to receive any notices that are required to be given or that may be given to the Note A Holder pursuant to this Agreement, and (ii) the holder of a plurality of such interests) shall designate by written notice to Note B Holder one of such Persons (the “Note A Operating Advisor”) to act on behalf of all such Persons holding an interest in Note A. Notwithstanding the foregoing, if the participation agreement or co-lender agreement among the holders of the A Note provides for a different designation mechanism, the Note A Operating Advisor shall be determined by such mechanism and Note B Holder shall be entitled to rely on such designation if such other different designation mechanism is set forth in the written notice to the Note B Holder. The Note A Operating Advisor shall have the sole right to deliver any notices that are required to be given or that may be given by Note A Holder pursuant to this Agreement and to exercise the rights and powers given to Note A Holder hereunder, including any approval rights of Note A Holder; provided, however, until the Note A Operating Advisor has been so designated, the last Person known to Note B Holder to hold more than a 50% direct interest in Note A (or if none of the Persons holding a direct interest own more than 50%, then the last Person known to Note B Holder to hold a plurality of such interests) shall be deemed to be the Note A Operating Advisor. Once the Note A Operating Advisor has been designated hereunder, Note B Holder shall be entitled to rely on such designation until it has received written notice from the holder(s) of more than 50% of the principal amount of Note A (or if none of the Persons holding a direct interest own more than 50%, then the Person holding a plurality of such interests) of the designation of a different Person to act as the Note A Operating Advisor.

(g)    Any Transfer notice sent to the Servicer shall include either (i) a description of the related agreement, including a reference that the notice relates to the “Northern Trust Tower Intercreditor Agreement”, a list of the original parties to this Agreement, a statement that such Transfer notice relates to the Northern Trust Tower Mortgage Loan, together with the original principal balance of the Mortgage Loan, the origination date of the Mortgage Loan, and the parties to the Mortgage Loan, or (ii) a copy of this Agreement.

19.    Other Business Activities.    Each holder of Note A and Note B acknowledges that the other may make loans or otherwise extend credit to, and generally engage in any kind of business with any Affiliate of the Borrower (“Borrower Related Party”), and receive payments on such other loans or extensions of credit to any Borrower Related Party and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

20.    Exercise of Remedies by the Note A Holder.    Subject to the terms and conditions of the Servicing Agreement, including, without limitation, any rights granted to the Note B Holder in the Servicing Agreement, the Note B Holder acknowledges that the Note A Holder (or any Servicer acting on behalf of the Note A Holder) may exercise, or omit to exercise, any rights that the Note A Holder (or any Servicer acting on behalf of the Note A Holder) may have under the Servicing Agreement (subject to the Servicing Standard and the rights of the Controlling Holder) in a manner that may be adverse to the interests of the Note B Holder, so long as such exercise is in accordance with the terms of this Agreement, and that, subject to Section 12, the Note A Holder (or any Servicer acting on behalf of the Note A Holder) shall have no liability whatsoever to the Note B Holder in connection with the Note A Holder’s exercise of rights or any omission by the Note A Holder to exercise such rights taken or made in accordance with the terms hereof and of the Servicing Agreement. Except as otherwise expressly set forth in this Agreement and in the Servicing Agreement, the Note A Holder (or any Servicer acting on behalf of the Note A Holder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority (i) with respect to the voting of all claims with respect to the Mortgage Loan in any bankruptcy, insolvency or other similar proceedings, to the extent permitted by applicable law, (ii) to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Borrower or any other party to the Mortgage Loan Documents and (iii) to call or waive any Events of Default, accelerate the maturity of the Mortgage Loan or institute any foreclosure action and Note B Holder, except as set forth in this Agreement and/or in the Servicing Agreement, shall have no voting, consent or other rights whatsoever with respect to the Note A Holder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Except as otherwise expressly set forth in this Agreement and in the Servicing Agreement, the Note B Holder agrees that the Note B Holder shall have no right to, and hereby presently and irrevocably assigns and conveys to the Note A Holder (or any Servicer acting on behalf of the Note A Holder) the rights, if any, that the Note B Holder has to, (A) call or cause the Note A Holder or such Servicer to call an Event of Default under the Mortgage Loan, (B) exercise any remedies with respect to the Mortgage Loan or the Borrower, including, without limitation, filing or causing the Note A Holder or such Servicer to file any bankruptcy petition against the Borrower or (C) to the extent permitted by applicable law, vote any claims with respect to the Mortgage Loan in any bankruptcy, insolvency or similar type of proceeding of the Borrower. The Note B Holder shall, from time to time, execute such documents as the Note A Holder or any Servicer shall reasonably require to evidence such assignment with respect to the rights described in clause (C) of the preceding sentence. Subject to Section 12, the Note A Holder (or any Servicer acting on behalf of the Note A Holder) shall not have any fiduciary duty to the Note B Holder in connection with the administration of the Mortgage Loan. The Note B Holder expressly and irrevocably waives for itself and any Person claiming through or under Note B Holder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan participant or noteholder the right to initiate any loan enforcement or foreclosure proceedings.

21.    Reimbursement For Recovered Costs.    In the event that the Note A Holder or any Servicer has made a determination that the final payments or recoveries on or with respect to the Mortgage Loan have been received, and there remains unpaid amounts described in Section 3(c) or Section 4(c), the Note B Holder will reimburse the Note A Holder, on demand, for its ratable share of such costs and expenses (based on its Percentage Interest in the Mortgage Loan). The Note B Holder’s obligations under this Section 21 shall survive the termination of this Agreement and the Servicing Agreement. To the extent that such reimbursement is not made within ten days after demand therefor, such amounts shall accrue interest at the Note B Interest Rate.

22.    No Pledge or Loan.    This Agreement shall not be deemed to represent a pledge of any interest in the Mortgage Loan by the Note A Holder to the Note B Holder, or a loan from the Note A Holder to the Note B Holder and both the Note A Holder and the Note B Holder intend to and shall reflect on their books and records the sale of the Note B to the Note B Holder.

23.    Governing Law; Waiver of Jury Trial.    THE PARTIES AGREE THAT THE STATE OF NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT

REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

24.    Submission To Jurisdiction; Waivers.    Each party hereto hereby irrevocably and unconditionally:

(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

(d)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

25.    Modifications.    This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto.

26.    Withholding Taxes.

(a)    If Note A Holder or the Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to Note B Holder with respect to the Mortgage Loan as a result of Note B Holder constituting a Non-Exempt Person, Note A Holder, in its capacity as servicer, shall be entitled to do so with respect to Note B Holder’s interest in such payment (all withheld amounts being deemed paid to Note B Holder); provided that Note A Holder shall furnish Note B Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting Note B Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which Note B Holder is subject to tax.

(b)    Note B Holder shall and hereby agrees to indemnify Note A Holder against and hold Note A Holder harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Note A Holder to withhold Taxes from payment made to Note B Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by Note B Holder to Note A Holder in connection with the obligation of Note A Holder to withhold Taxes from payments made to Note B Holder, it being expressly understood and agreed that (i) Note A Holder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) Note B Holder shall, upon request of Note A Holder and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification by counsel selected by Note A Holder.

(c)    Note B Holder represents to Note A Holder (for the benefit of the Borrower) that it is not a Non-Exempt Person and that neither Note A Holder nor the Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, Note B Holder shall deliver to Note A Holder evidence satisfactory to Note A Holder substantiating that it is not a Non-Exempt Person and that Note A Holder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if the Note B Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Note A Holder an Internal Revenue Service Form W-9 and (b) if Note B Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, Note B Holder shall satisfy the requirements of the preceding sentence by furnishing to the Note A Holder Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by Note B Holder, as evidence of Note B Holder’s exemption from the withholding of United States tax with respect thereto. Note A Holder shall not be obligated to make any payment hereunder to Note B Holder in respect of the Note B Interest or otherwise until Note B Holder shall have furnished to Note A Holder the requested forms, certificates, statements or documents.

27.    Successors and Assigns; Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (except for, in the case of a successor or assignee of Note A, the representations and warranties as otherwise set forth in Section 14 which shall remain the representations and obligations of the Initial Note A Holder and shall survive any assignment or transfer of Note A). Except as provided in Section 7, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto; provided, however, that Servicer is a third party beneficiary to this Agreement and, as such, shall acknowledge the terms and conditions of this Agreement.

28.    Counterparts.    This Agreement may be executed in counterparts, each one of which shall constitute an original and all of which together shall constitute one and the same instrument.

29.    Captions.    The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

30.    Notices.    All notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

31.    Custody of Mortgage Loan Documents.    The originals of all of the Mortgage Loan Documents (other than Note B) will be held by the Note A Holder (or its designee) on behalf of the Holders. The original Note B shall be held by the Note B Holder.

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IN WITNESS WHEREOF, the Initial Note A Holder and the Note B Holder have caused this Agreement to be duly executed as of the day and year first above written.

BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

CBRE Realty Finance CDO 2007-1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By: CBRE Realty Finance Management, LLC, a Delaware limited liability company, its Collateral Manager

	By:	/s/ Susan M. Orr
Name: Susan M. Orr
Title: Managing Director

EXHIBIT A

A.	Description of Mortgage Loan

Borrower:	4370 La Jolla Village LLC, a Delaware limited liability company

Date of Mortgage Loan:	March 30, 2007

Initial Aggregate Principal Amount of Mortgage Loan:	$104,800,000

Aggregate Principal Balance of Mortgage Loan (as of the date hereof):	$104,800,000

Location of Mortgaged Property:	County of San Diego, California

Maturity Date:	October 1, 2017

Exh A-1

B.	Description of Notes

Initial Note A Principal Balance:	$94,500,000

Initial Note B Principal Balance:	$10,300,000

Initial Note A Percentage Interest (rounded to five decimals):	90.17176%

Initial Note B Percentage Interest (rounded to five decimals):	9.82824%

Note A Interest Rate:	5.602510052910050%

Note B Interest Rate:	7.50%

Exh A-2

EXHIBIT B

Initial Note A Holder: Bank of America, National Association

Notice Address:    214 North Tryon Street, NC1-027-22-03, Charlotte, North Carolina 28255, Attention: Stephen Hogue, telecopy number: (704) 386-1094 (with copies to Paul Kurzeja, Esq., Assistant General Counsel, Bank of America Corporation, Bank of America Corporate Center, 101 South Tryon Street (30th Floor, Charlotte, North Carolina 28255), telecopy number: (704) 409-0267, with copy to: Henry A. LaBrun, Esq., Cadwalader, Wickersham & Taft LLP, 227 West Trade Street, 24th Floor, Charlotte, North Carolina 28202

Note B Holder:	CBRE Realty Finance CDO 2007-1, Ltd.

Notice Address:	c/o Realty Finance Corporation
185 Asylum Street, 31st Floor
Hartford, CT 06103
Attention: General Counsel
Telecopy Number: (860) 275-6225

Exh B-1